Novocure Reports First Quarter 2026 Financial Results

Quarterly net revenues of $174 million, up 12% year-over-year, driven by global growth in Optune Gio®

Optune Pax® approved by the U.S. FDA and launched for the treatment of locally advanced pancreatic cancer; more than 800 prescribers certified and more than 160 prescriptions received through March 31, 2026

BAAR, Switzerland – April 30, 2026 - Novocure (NASDAQ: NVCR) today reported financial results for the first quarter that ended March 31, 2026. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields (TTFields).

“This was a very strong start to the year for Novocure and we are pleased with the progress made across our commercial and clinical programs,” said Frank Leonard, CEO, Novocure. “We reached several key milestones in the first quarter and are eager to maintain this momentum as we approach numerous exciting catalysts later this year. Our focus remains on bringing Tumor Treating Fields therapy to patients diagnosed with some of the most aggressive forms of cancer, further exploring the use of our therapy to benefit patients in need, and achieving sustainable growth and profitability.”

Financial updates for the quarter ended March 31, 2026:
•Total net revenues for the quarter were $174.1 million, an increase of 12% compared to the same period in 2025. This increase was primarily driven by active patient growth in European markets.
◦The U.S., Germany, France and Japan contributed $96.0 million, $24.5 million, $22.9 million and $10.2 million, respectively, with other active markets contributing $15.7 million.
▪Net revenue from Germany benefitted from increased approval rates, including a one-time benefit of $2.5 million.
▪Net revenue from France benefitted from contract performance improvements, including a one-time benefit of $1 million.
◦Revenue in Greater China from Novocure’s partnership with Zai Lab totaled $4.8 million.
◦Recognized revenue from Optune Lua® in the quarter was $3.1 million.
•Gross margin for the quarter was 78% compared to 75% in the prior year. The increase was primarily driven by lower array costs resulting from improved array utilization and lower supplier prices.
•Research, development and clinical study expenses for the quarter were $58.3 million, an increase of 8% from the same period in 2025. This was primarily driven by increased costs associated with patient recruitment in the Phase 3 KEYNOTE D58 clinical trial.
•Sales and marketing expenses for the quarter were $58.4 million, an increase of 5% compared to the same period in 2025. This was primarily driven by costs associated with the launch of Optune Pax in the U.S. and Optune Lua in Japan.

•General and administrative expenses for the quarter were $85.9 million, an increase of 92% compared to the same period in 2025. This increase was primarily driven by a $43 million share-based compensation expense triggered by the U.S. FDA approval of Optune Pax. This non-cash expense is reported in accordance with U.S. GAAP, but the associated grant did not vest and shares were not distributed.
•Net loss for the quarter was $71.1 million with loss per share of $0.62.
•Adjusted EBITDA* for the quarter was $(0.3) million.
•Cash, cash equivalents and short-term investments were $432.0 million as of March 31, 2026.
Operational updates for quarter ended March 31, 2026:
•As of March 31, 2026, there were 4,791 total active patients on TTFields therapy globally.
•Optune Gio
◦As of March 31, 2026, there were 4,543 active patients on Optune Gio, an increase of 9% from the same period in 2025.
◦The U.S., Germany, France and Japan contributed 2,250; 641; 503 and 535 active patients, respectively, with 614 active patients contributed by other active markets.
•Optune Lua
◦As of March 31, 2026, there were 165 active patients on Optune Lua, an increase of 56% from the same period in 2025.
◦The U.S., Germany, France and Japan contributed 106; 47; 2 and 6 active patients, respectively, with 4 active patients contributed by other active markets.
•Optune Pax
◦169 prescriptions for Optune Pax were received in the quarter.
◦As of March 31, 2026, there were 83 active patients on Optune Pax in the U.S.

Quarterly updates and achievements:
•January 2026
◦Public health insurers in Czechia announced coverage for Optune Gio for the treatment of adult patients with newly diagnosed glioblastoma (GBM).
•February 2026
◦The U.S. FDA approved Optune Pax for the treatment of adult patients with locally advanced pancreatic cancer concomitant with gemcitabine and nab-paclitaxel.
◦British Columbia (BC) Cancer announced coverage for Optune Gio for adult patients with newly diagnosed GBM.
•March 2026
◦Japan’s Ministry of Health, Labour and Welfare approved reimbursement for Optune Lua through the country’s National Health Insurance coverage. Optune Lua is approved in Japan for concurrent use with PD-1/PD-L1 inhibitors in adult patients with unresectable advanced/recurrent non-small cell lung cancer (NSCLC) who progressed on or after platinum-based chemotherapy.
◦Novocure announced the topline results from the Phase 2 PANOVA-4 clinical trial, evaluating TTFields therapy concomitant with atezolizumab (Tecentriq®), gemcitabine and nab-paclitaxel as a first-line treatment for metastatic pancreatic cancer. PANOVA-4 met its primary endpoint, achieving a 74% disease control rate (DCR), a statistically significant improvement compared to a 48% DCR in patients treated with gemcitabine and nab-paclitaxel alone in the historical control.

2026 Financial Guidance:
Novocure’s updated guidance for the full year 2026, as of April 30, 2026, is summarized below:
•Total net revenue: $690 million - $710 million (previous: $675 million - $705 million)
•Adjusted EBITDA*: $(15) million - $0 million (previous: $(20) million - $0 million)

This guidance assumes full-year mid-single digit net revenue growth from Optune Gio, net revenue contribution from Optune Lua and Optune Pax, collectively, between $15 million and $25 million, a mid-70s percent gross margin, and foreign exchange rates as of March 31, 2026.

Anticipated clinical and regulatory milestones:
•Topline data from the Phase 3 TRIDENT trial in newly diagnosed GBM (Q2 2026).
•Decision by the U.S. FDA on the premarket approval application for use of TTFields therapy for the treatment of brain metastases from NSCLC (Q4 2026).
•Complete enrollment in Phase 3 KEYNOTE D58 clinical trial in newly diagnosed GBM (Q4 2026).

Conference call details
Novocure will host a conference call and webcast to discuss first quarter 2026 financial results at 8:00 a.m. EDT today, Thursday, April 30, 2026. To access the conference call by phone, use the following conference call registration link and dial-in details will be provided. To access the webcast, use the following webcast registration link.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.investor.novocure.com, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, pancreatic cancer, non-small cell lung cancer, malignant pleural mesothelioma and pleural mesothelioma. Novocure has several additional ongoing or completed clinical trials exploring the use of Tumor Treating Fields therapy in the treatment of glioblastoma, non-small cell lung cancer and pancreatic cancer.

Novocure’s global headquarters is located in Baar, Switzerland, with U.S. headquarters located in Portsmouth, New Hampshire and research and development facilities located in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and X (Twitter).

Tecentriq® (atezolizumab) is a registered trademark of Genentech, a member of the Roche Group.

*Non-GAAP Financial Measurements
We measure our performance based upon a non-U.S. GAAP measurement of earnings before interest, taxes, depreciation, amortization and shared-based compensation ("Adjusted EBITDA"). We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it helps investors compare the results of our operations from period to period by removing the impact of earnings attributable to our capital structure, tax rate and material non-cash items, specifically share-based compensation.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical study progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 26, 2026, and subsequent flings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

NOVOCURE LIMITED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except share and per share data)
	Three months ended March 31,		Year ended December 31,
	2026	2025	2025
	Unaudited		Audited
Net revenues	$174,055	$154,994	$655,353
Cost of revenues	38,929	38,521	166,879
Gross profit	135,126	116,473	488,474

Operating costs and expenses:
Research, development and clinical studies	58,336	53,777	224,544
Sales and marketing	58,357	55,792	240,064
General and administrative	85,853	44,769	177,666
Total operating costs and expenses	202,546	154,338	642,274

Operating income (loss)	(67,420)	(37,865)	(153,800)
Financial income (expenses), net	(1,838)	7,570	17,550

Income (loss) before income tax	(69,258)	(30,295)	(136,250)
Income tax	1,880	4,024	(23)
Net income (loss)	$(71,138)	$(34,319)	$(136,227)

Basic and diluted net income (loss) per ordinary share	$(0.62)	$(0.31)	$(1.22)
Weighted average number of ordinary shares used in computing basic and diluted net income (loss) per share	114,149,838	110,281,832	111,471,991

Consolidated Balance Sheets
USD in thousands (except share data)

NOVOCURE LIMITED AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share data)
	March 31, 2026	December 31, 2025
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$87,527	$93,548
Short-term investments	344,477	354,126
Restricted cash	9,797	9,842
Trade receivables, net	93,274	89,435
Receivables and prepaid expenses	53,130	58,669
Inventories	43,458	41,111
Total current assets	631,663	646,731
LONG-TERM ASSETS:
Property and equipment, net	76,279	77,606
Field equipment, net	23,309	22,066
Right-of-use assets	45,475	47,327
Other long-term assets	11,200	10,596
Total long-term assets	156,263	157,595
TOTAL ASSETS	$787,926	$804,326

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables	127,239	122,231
Other payables, lease liabilities and accrued expenses	90,339	100,997
Total current liabilities	217,578	223,228
LONG-TERM LIABILITIES:
Senior secured credit facility, net	195,461	195,047
Long-term leases	39,479	41,647
Employee benefit liabilities	4,691	3,938
Total long-term liabilities	239,631	240,632

TOTAL LIABILITIES	457,209	463,860
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares no par value, Unlimited shares authorized; issued and outstanding: 115,820,940 shares and 112,492,667 shares at March 31, 2026 (unaudited) and December 31, 2025, respectively	—	—

Additional paid-in capital	1,697,107	1,634,264
Accumulated other comprehensive income (loss)	(4,895)	(3,441)
Retained earnings (accumulated deficit)	(1,361,495)	(1,290,357)
TOTAL SHAREHOLDERS' EQUITY	330,717	340,466
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$787,926	$804,326

Non-U.S. GAAP Financial Measures Reconciliation
USD in thousands

	Three months ended March 31,
	2026	2025	% Change
Net income (loss)	$(71,138)	$(34,319)	107%
Add: Income tax	1,880	4,024	(53)%
Add: Financial expenses (income), net	1,838	(7,570)	(124)%
Add: Depreciation and amortization	4,124	3,325	24%
EBITDA	$(63,296)	$(34,540)	83%
Add: Share-based compensation	63,009	29,552	113%
Adjusted EBITDA	$(287)	$(4,988)	(94)%

Active Patients at Period End

	March 31,
	2026				2025
	Optune Gio	Optune Lua	Optune Pax	Total	Optune Gio	Optune Lua	Optune Pax	Total
Active patients at period end
United States	2,250	106	83	2,439	2,157	74	—	2,231
International markets:
Germany	641	47	—	688	573	21	—	594
France	503	2	—	505	463	—	—	463
Japan	535	6	—	541	445	—	—	445
Other international	614	4	—	618	524	11	—	535
International markets - Total	2,293	59	—	2,352	2,005	32	—	2,037

	4,543	165	83	4,791	4,162	106	—	4,268

Investors:

Adam Daney
investorinfo@novocure.com

Media:
Catherine Falcetti
media@novocure.com

Indication and Important Safety Information for Optune Gio®

What is Optune Gio ® approved to treat?
Optune Gio is a wearable, portable, FDA-approved device indicated to treat a type of brain cancer called glioblastoma multiforme (GBM) in adult patients 22 years of age or older.

Newly diagnosed GBM
If you have newly diagnosed GBM, Optune Gio is used together with a chemotherapy called temozolomide (TMZ) if:
•Your cancer is confirmed by your healthcare professional AND
•You have had surgery to remove as much of the tumor as possible

Recurrent GBM
If your tumor has come back, Optune Gio can be used alone as an alternative to standard medical therapy if:
•You have tried surgery and radiation and they did not work or are no longer working AND
•You have tried chemotherapy and your GBM has been confirmed by your healthcare professional

Who should not use Optune Gio?
Optune Gio is not for everyone. Talk to your doctor if you have:
•An implanted medical device (programmable shunt), skull defect (missing bone with no replacement), or bullet fragment. Optune Gio has not been tested in people with implanted electronic devices, which may cause the devices not to work properly, and Optune Gio has not been tested in people with skull defects or bullet fragments, which may cause Optune Gio not to work properly
•A known sensitivity to conductive hydrogels (the gel on the arrays placed on the scalp like the ones used on EKGs). When Optune Gio comes into contact with the skin, it may cause more redness and itching or may rarely cause a life-threatening allergic reaction

Do not use Optune Gio if you are pregnant or are planning to become pregnant. It is not known if Optune Gio is safe or effective during pregnancy.

What should I know before using Optune Gio?

Optune Gio should only be used after receiving training from qualified personnel, such as your doctor, a nurse, or other medical staff who have completed a training course given by Novocure®, the maker of Optune Gio.
•Do not use any parts that did not come with the Optune Gio Treatment Kit sent to you by Novocure or given to you by your doctor
•Do not get the device or transducer arrays wet
•If you have an underlying serious skin condition on the scalp, discuss with your doctor whether this may prevent or temporarily interfere with Optune Gio treatment

What are the possible side effects of Optune Gio?
Most common side effects of Optune Gio when used together with chemotherapy (temozolomide, or TMZ) were low blood platelet count, nausea, constipation, vomiting, tiredness, scalp irritation from the device, headache, seizure, and depression. The most common side effects when using Optune Gio alone were scalp irritation (redness and itchiness) and headache. Other side effects were malaise, muscle twitching, fall and skin ulcers. Talk to your doctor if you have any of these side effects or questions.

Please visit OptuneGio.com for Instructions For Use (IFU) for complete information regarding the device’s indications, contraindications, warnings, and precautions.

Indication and Important Safety Information for Optune Lua®

What is Optune Lua ® approved to treat?
Optune Lua is a wearable, portable, FDA-approved device used together with PD-1/PD-L1 inhibitors (immunotherapy) or docetaxel. It is indicated for adult patients with metastatic non-small cell lung cancer (mNSCLC) who have progressed on or after a platinum-based regimen.

Who should not use Optune Lua?
Optune Lua for mNSCLC is not for everyone. Talk to your doctor if you have:
•An electrical implant. Use of Optune Lua together with electrical implants has not been tested and may cause the implanted device not to work properly
•A known sensitivity to gels like the gel used on electrocardiogram (ECG) stickers or transcutaneous electrical nerve stimulation (TENS) electrodes. In this case, skin contact with the gel used with Optune Lua may commonly cause increased redness and itching, and rarely may even lead to severe allergies such as a fall in blood pressure and difficulty breathing
•Do not use Optune Lua if you are pregnant or are planning to become pregnant. It is not known if Optune Lua is safe or effective during pregnancy.

What should I know before using Optune Lua?

Optune Lua should only be used after receiving training from qualified personnel, such as your doctor, a nurse, or other medical staff who have completed a training course given by Novocure®, the maker of Optune Lua.
•Do not use any parts that did not come with Optune Lua Treatment Kit sent to you by Novocure or given to you by your doctor
•Do not get the device or transducer arrays wet
•Please be aware that Optune Lua has a cord that plugs into an electrical socket. Be careful of tripping when it’s connected
•If you have an underlying serious skin condition where the transducer arrays are placed, discuss with your doctor whether this may prevent or temporarily interfere with Optune Lua treatment.

What are the possible side effects of Optune Lua?

The most common side effects of Optune Lua when used together with certain immunotherapy and chemotherapy drugs were dermatitis, pain in the muscles, bones, or joints, fatigue, anemia, alopecia (hair loss), dyspnea, nausea, cough, diarrhea, anorexia, pruritus (itching), leukopenia, pneumonia, respiratory tract infection, localized edema (swelling), rash, pain, constipation, skin ulcers, hypokalemia (low potassium levels), hypoalbuminemia (low albumin levels), hyponatremia (low sodium levels), and dysphagia (difficulty swallowing).

Other potential adverse effects associated with the use of Optune Lua include treatment related skin irritation, allergic reaction to the adhesive or to the gel, overheating of the array leading to pain and/or local skin burns, infections at site where the arrays make contact with the skin, local warmth and tingling sensation beneath the arrays, medical device site reaction, muscle twitching, and skin breakdown/skin ulcer. Talk to your doctor if you have any of these side effects or questions.

Please visit OptuneLua.com for Instructions For Use (IFU) for complete information regarding the device’s indications, contraindications, warnings, and precautions.

Indication and Important Safety Information for Optune Pax®

What is Optune Pax® approved to treat?

Optune Pax is an FDA-approved wearable therapeutic device, used together with gemcitabine and nab-paclitaxel (a chemotherapy combination). It is indicated for the treatment of adult patients with locally advanced pancreatic cancer.

Who should not use Optune Pax?

Optune Pax for locally advanced pancreatic cancer is not for everyone. Talk to your doctor if you have:

•An electrical implant. Use of Optune Pax together with electrical implants has not been tested and may cause the implanted device not to work properly.
•A known sensitivity to gels like the gel used on electrocardiogram (ECG) stickers or transcutaneous electrical nerve stimulation (TENS) electrodes. In this case, skin contact with the gel used with Optune Pax may commonly cause increased redness and itching. In rare cases, it may lead to severe allergic reactions that can cause a drop in blood pressure and difficulty breathing
•Do not use Optune Pax if you are pregnant or are planning to become pregnant. If you are a woman who is able to get pregnant, you must use birth control when using the device. It is not known if Optune Pax is safe or effective during pregnancy.

What should I know before using Optune Pax?

Optune Pax should only be used after receiving training from qualified personnel, such as your doctor, a nurse, or other medical staff who have completed a training course given by Novocure®, the maker of Optune Pax.
•Do not use any parts that did not come with the Optune Pax Treatment Kit sent to you by Novocure or given to you by your doctor
•Do not get the device or transducer arrays wet
•Please be aware that Optune Pax has a cord that plugs into an electrical socket. Be careful of tripping when it's connected
•If you have an underlying skin condition where the transducer arrays are placed, discuss with your doctor whether this may prevent or temporarily interfere with Optune Pax treatment
•
What are the possible side effects of Optune Pax?

The most common side effects of Optune Pax used together with chemotherapy drugs were low neutrophils, low red blood cell count, low platelet count, low white blood cell count, diarrhea, nausea, vomiting, abdominal pain, constipation, fatigue, swelling, fever, pain, COVID-19, infection, respiratory tract infection, urinary tract infection, pneumonia, liver enzyme increased, weight loss, low potassium level, low albumin level, high blood sugar, muscle pain, neuropathy peripheral (damage to the nerves outside the brain and spinal cord), taste disorder, dizziness, difficulty sleeping, shortness of breath, hair loss, skin-related disorders, and low blood pressure.

Device-related skin adverse effects associated with the use of Optune Pax include skin inflammation, rash, itching, skin redness, skin irritation, skin infection, heavy sweating, and open sores. Other device-related adverse effects associated with the use of Optune Pax include overheating of the array, leading to pain and/or local skin burns, allergic reaction to the adhesive or gel from the transducer arrays, and local warmth and tingling sensation beneath the arrays. Talk to your doctor if you have any of these side effects or have any questions.

Please visit OptunePax.com for Instructions For Use (IFU) for complete information regarding the device’s indications, contraindications, warnings, and precautions.